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                                                                EXHIBIT 10(a)

[LOGO]

February 26, 1999

Dr. Artemios B. Vassos
2675 North Maple Road
Ann Arbor, MI  48103

Dear Dr. Vassos:

This letter will set forth the basic terms of your offer of at-will employment with Alliance Pharmaceutical Corp. Upon your acceptance of employment by March 5, 1999, you will be employed by Alliance as Executive Vice President and Chief Scientific Officer, reporting to Duane J. Roth. If you accept this offer of employment, it is anticipated that you will begin work on or before March 4, 1999.

You will receive an annual salary of $210,000 and a car allowance, payable in accordance with Alliance's usual payroll practices. You will also be eligible for the Company's variable pay program. In addition, you will receive an option to purchase up to 75,000 shares of Alliance common stock, vesting 25% annually, commencing on the first anniversary of the grant. The exercise price for such option shares shall be the market price of Alliance stock (as quoted by NASDAQ) on today's date.

Relocation costs will be provided by Alliance, through Relocation
Coordinates. Please contact them directly to coordinate all moving activities. Relocation expenses include:

     - Reasonable expenses of moving, including packing, insurance, and shipping.

     - Transportation costs for the employee and his/her family at the time of the move, not to exceed the rate of an economy class air ticket for each family member and employee, regardless of mode of transportation.

     - Two trips to the new location (for employee and spouse) for the purposes of securing a new residence; additional trips are subject to the approval of the CEO.

     - Closing costs, as agreed upon in advance, incurred in the selling of the employee's prior residence and the purchase of a new residence.

     -      Reimbursement for points requires approval from the CEO.

Alliance employees are required to execute and abide by the terms and conditions set forth in Alliance's standard employee confidentiality agreement, and other standard employee policies. You will be entitled to participate in any benefit plans which are available to other employees, including three weeks paid vacation per year. Group health and life insurance will be effective the first of the month following 30 days employment.

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Dr. Artemios B. Vassos
February 26, 1999
Page 2


Additionally, you will receive a loan for the acquisition of a house in the amount of $250,000. One half of the loan plus interest on such portion will be forgiven in three annual installments beginning on the first anniversary of your date of employment; payable within 90 days if you leave the company before it is forgiven. The remaining $125,000 loan shall be payable over five years (on a monthly basis deducted from payroll) from the first date of your employment; payable within 90 days upon termination of employment. Interest shall accrue on the loans at a fixed rate equal to 7.75% per annum. Additionally, we will lend you an additional [$180,000] to you, such amount payable by you with interest at 7.75% per annum, upon the sale of your home in Michigan; payable within 90 days upon termination of employment. We will also pay your mortgage payment on the Michigan home for 3 months.

Your term of employment will be for up to two years. In the event you are terminated without cause by Alliance during the first two years of employment, you will receive your base rate of pay for the lesser of 12 months or the amount of time then remaining in your employment term, to be paid in accordance with the Company's normal payroll practices. You will be provided with an agreement setting forth the severance benefits.

If there are no questions regarding the foregoing offer, please acknowledge your acceptance by signing and returning this letter in the envelope provided. I look forward to welcoming you to Alliance!

Sincerely,

/s/ DUANE J. ROTH
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Duane J. Roth
Chairman and
Chief Executive Officer

Accepted:               /s/ AB VASSOS                Date:   March 1, 1999
          _______________________________________          ___________________

Rejected: _______________________________________    Date: ___________________